EXHIBIT 5(B)


                                November 1, 1996




Mentor Investment Advisors, LLC
901 East Byrd Street
Richmond, Virginia 23219

Ladies and Gentlemen:




    Effective today, we hereby transfer to you all of our rights and obligations under the Management Contract dated December 17, 1993 in respect of the Cash Resource Money Market Fund, Cash Resource U.S. Government Money Market Fund, Cash Resource Tax Exempt Money Market Fund, Cash Resource California Tax-Exempt Money Market Fund, and Cash Resource New York Tax-Exempt Money Market Fund, each a series of Cash Resource Trust, and you hereby accept and assume any and all of such rights and obligations. If this letter is consistent with your understanding of the agreement between us, please acknowledge your acceptance by signing in the space indicated below.

Very truly yours,

Commonwealth Advisors, Inc.
(formerly Cambridge Investment Advisors, Inc.)


By:  /s/ Paul F. Costello
   ------------------------
     Name: Paul F. Costello
     Title: Managing Director

Acknowledged and accepted:

Mentor Investment Advisors, LLC


By:  /s/ Paul F. Costello
   ------------------------
     Name: Paul F. Costello
     Title: Managing Director